Exhibit (8)(l)

                       CUSTODIAN AGREEMENT

             (Addition of the Emerging Growth Fund)


Firstar Trust Company
P.O. Box 2054
Milwaukee, WI   53201

Gentlemen:

          Pursuant to Paragraph 16 of the Custodian Agreement dated as of July 29, 1988 and amended as of May 1, 1990, between you and Portico Funds, Inc. (formerly, Elan Funds, Inc.) (the "Company"), the Company requests that you render services as Custodian under the terms of said agreement with respect to the Emerging Growth Fund, an additional portfolio which the Company is establishing. Your compensation for the services provided under said agreement for said additional portfolio shall be determined in accordance with the fee schedule attached hereto.

          Please sign two copies of this letter where indicated to signify your agreement to serve as Custodian and to the compensation terms set forth on the attached fee schedule.

                                   Sincerely,

Dated:               , 1997        PORTICO FUNDS, INC.
        -------------
                                   By:
                                      ---------------------
                                      (Authorized Officer)

ACKNOWLEDGED AND AGREED:

FIRSTAR TRUST COMPANY


By:                                Dated:
   ---------------------                 ------------------
    (Authorized Officer)









                      FIRSTAR TRUST COMPANY
                      MUTUAL FUND SERVICES

     MUTUAL FUND CUSTODIAL AGENT SERVICE ANNUAL FEE SCHEDULE
                               FOR
                      Emerging Growth Fund



Annual Fee  based on total assets of the Portico Fund:

0.02% on the first $2 billion
0.15% on the next $2 billion
0.01% on the balance in excess of $4 billion


Investment Transactions: Purchase, sale, exchange, tender, redemption (maturity), receipt and delivery.

$12.00    per Book Entry Securities (Depository or Federal
          Reserve System).
$25.00    per Definitive Security (Physical).
$75.00    per Euroclear.
$ 8.00    per Principal reduction on pass-through certificates.
$35.00    per Option/Futures Contract.
$15.00    per variation margin transaction.
$25.00    per Mutual Fund trade
$15.00    perFed Wire deposit or withdrawal


Extraordinary expenses based on time and complexity involved.

Out-of-Pocket Expenses:  Charged on the account.

Fees are billed quarterly based on the value at the beginning of the quarter.